[LOGO]

Contact: Bryan A. Binyon,
         Vice President and Treasurer
         (812) 468-5195



     AMERICAN GENERAL FINANCE CORPORATION
   REPORTS FIRST QUARTER GROWTH IN EARNINGS

Highlights for the quarter:
- Receivables grow
- Charge-offs improve
- Earnings increase 14%

EVANSVILLE, IN, APRIL 28, 1999 - American General Finance
Corporation reports first quarter 1999 earnings of $53 million, representing a 14% increase over the first quarter of 1998. Quality growth, with continued improvement in charge-offs, and controlled expenses were the drivers of the strong results.

Finance receivables grew $151 million in the first quarter to total $9.6 billion at period end. The emphasis continues to be on the higher quality, real estate portfolio. At March 31, 1999, the real estate portfolio represented 62% of total receivables compared to 53% at March 31, 1998 and 60% at December 31, 1998.

As anticipated, the higher proportion of real estate secured receivables reduced total portfolio yield, but that reduction was largely offset by improved charge-off and expense ratios. Charge-offs for the quarter were 2.14% compared to 2.71% and 2.64% for the first and fourth quarters of 1998, respectively. The 60-day+ delinquency ratio was 3.68% at period end, a 10 basis point improvement from year-end 1998. The allowance for losses at March 31, 1999 remained strong at 3.89% of finance receivables.

Management is pleased with the first quarter achievements and expects similarly favorable results throughout 1999.
With one of the nation's largest branch networks supported by experienced personnel and a sophisticated credit risk management system, American General Finance Corporation is prepared for continued growth and solid financial performance.

_________________________________________________________

American General Finance Corporation and its subsidiaries are engaged in the consumer finance and credit insurance business. The company, headquartered in Evansville, Indiana, has assets of $11 billion and operates 1,303 offices in 40 states, Puerto Rico, and the U.S. Virgin
Islands. Products and services are provided to more than 2 million American families. The company offers direct consumer and home equity loans, retail sales financing, and other credit-related products.

All statements, trend analyses, and other information contained in this report and elsewhere (such as other filings by the company with the Securities and Exchange Commission, press releases, presentations by management of the company, or oral statements) relative to trends in the company's operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon the company. There can be no assurance that future developments affecting the company will be those anticipated by management.
Actual results may differ materially from those included in the forward-looking statements.

These forward-looking statements involve risks and uncertainties including, but not limited to, the following:
(1) changes in general economic conditions, including the performance of financial markets, interest rates, and the level of personal bankruptcies; (2) competitive, regulatory, or tax changes that affect the cost of or demand for the company's products; (3) the company's ability to achieve Year 2000 readiness for significant systems and operations on a timely basis; and (4) adverse litigation results or resolution of litigation. Readers are also directed to other risks and uncertainties discussed in other documents filed by the company with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments, or otherwise.

American General Finance Corporation
FINANCIAL HIGHLIGHTS:
(Dollars in Millions, Annualized Percentages)
Unaudited

                                   For the Three Months
                                     Ended March 31,

                                     1999        1998
                                   ________    ________
Total Revenues                       $419        $386

Interest Expense                      135         119
Operating Expenses                    130         123
Provision for Finance Receivable
    Losses                             51          48
Insurance Losses and Loss
    Adjustments                        20          22
                                   ________     ________
Total Expenses                        336         312

Income Before Provision for
    Income Tax                         83          74
Provision for Income Tax               30          28
                                    _______     ________
Net Income                           $ 53        $ 46
                                    _______     ________


Finance Charge Yield                 14.81%      16.47%
Charge-off Ratio                      2.14%       2.71%
                                    ________    ________
Risk Adjusted Yield                  12.67%      13.76%

Operating Expenses as a % of
Average Net Receivables               5.46%       6.27%

Return on Assets                      1.89%       1.98%
Return on Equity                     12.86%      13.20%


AT:                                  3/31/99     3/31/98
                                     _______     _______

Total Assets                         $11,195     $ 9,377

Net Finance Receivables
Real Estate Loans                      5,970       4,210
Non-Real Estate Loans                  2,429       2,425
Retail Sales Finance                   1,224       1,244
                                     _______      ______
Total Net Finance Receivables        $ 9,623      $7,879

Allowance for Finance Receivable Losses
Balance at End of Period                $375        $358
As a Percentage of Net Finance
     Receivables                       3.89%       4.55%

60-Day+ Delinquency Ratios
Real Estate Loans                      3.37%       2.77%
Non-Real Estate Loans                  5.22%       5.28%
Retail Sales Finance                   1.96%       2.41%
                                     _______     _______
Total Net Finance Receivables          3.68%       3.52%